Exhibit 99.2

OFS CAPITAL CORPORATION SELLS $67.3 MILLION IN LOWER-YIELDING SENIOR LOANS ABOVE FIRST QUARTER AGGREGATE FAIR VALUE

OFS Plans To Redeploy Proceeds Into Higher-Yielding Direct Loans, Enhancing Portfolio Yield

CHICAGO—June 2, 2015—OFS Capital Corporation (NASDAQ: OFS), a business development company specializing in meeting the capital needs of middle market borrowers, announced today that on May 28, 2015, it sold the majority of its lower-yielding senior club loan portfolio for approximately $67.3 million to Madison Capital Funding LLC. This sale price is approximately $0.6 million higher than the March 31, 2015 aggregate fair value of the loans sold, as reported in OFS Capital Corporation’s quarterly SEC filings.

OFS Capital Corporation applied approximately $52.4 million from the sales proceeds to pay in full and retire its senior secured revolving credit facility with Wells Fargo Bank, N.A. OFS Capital Corporation expects to deploy the remaining cash proceeds to originate higher-yielding direct loans. Since June 2014, OFS Capital Corporation has increased the weighted average yield on its debt portfolio by more than 200 basis points by continuing to focus on originating higher-yielding direct loans while de-emphasizing senior club loans.

“This transaction is part of our previously announced plan to redeploy capital from the lower-yielding senior club loan portfolio into higher-yielding direct loans,” said Bilal Rashid, Chief Executive Officer of OFS Capital Corporation. “We expect to continue to monetize our remaining pool of senior club loans as and when the company needs additional capital to originate these higher-yielding loans. By repaying the Wells Fargo facility, we have freed up capital and positioned the balance sheet to continue to provide flexible financing solutions to our middle-market borrowers and generate attractive risk-adjusted returns for our shareholders.”

About OFS Capital Corporation

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

Contacts

MEDIA:

Bill Mendel

212-397-1030

bill@mendelcommunications.com

INVESTOR RELATIONS:

Steve Altebrando

646-783-8473

saltebrando@ofsmanagement.com